EXHIBIT 99.1

PRESS RELEASE
Contact: Martin J. Landon
(210) 255-6494

KINETIC CONCEPTS TO OFFER $205 MILLION OF SENIOR
SUBORDINATED NOTES DUE 2013

San Antonio, Texas, July 15, 2003-Kinetic Concepts, Inc. announced today that it intends to offer $205.0 million of Series A Senior Subordinated Notes Due 2013 to qualified institutional buyers pursuant to Rule 144A and Regulation S. The Notes are expected to be unsecured obligations of the company, ranking subordinate in right of payment to all senior debt of the company.

The Company intends to use the net proceeds from the offering, plus (1) term loan borrowings under a new senior credit facility which is expected to be consummated when the notes are issued, (2) net proceeds from a private placement of convertible preferred stock which is expected to be offered concurrently with the notes, and (3) additional cash on hand, to fund a recapitalization that will include, among other things (a) the redemption of all of the Company's existing 9 5/8% Senior Subordinated Notes Due 2007 and (b) the repayment and termination of the Company's existing senior credit facility.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The Notes have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

Kinetic Concepts, Inc. is a global medical device company with leadership positions in (i) advanced wound care and (ii) therapeutic surfaces that treat and prevent complications resulting from patient immobility. We design, manufacture, market and service a wide range of proprietary products that can significantly improve clinical outcomes while reducing the overall costs of patient care by accelerating the healing process or preventing complications. We have an infrastructure designed to meet the specific needs of medical professionals and patients across all health care settings including acute care hospitals, extended care facilities and patients' homes.